Exhibit 4.1

Execution Version

FIRST AMENDMENT TO CREDIT AGREEMENT

dated as of October 30, 2017

To the Lenders parties to the Credit Agreement defined below and the Administrative Agent and the Issuing Bank referred to therein

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 11, 2017 (the “Credit Agreement”) among The Sherwin-Williams Company, an Ohio corporation, as the Company, the institutions from time to time parties thereto as Lenders, Goldman Sachs Bank USA, as Administrative Agent (the “Administrative Agent”), and Goldman Sachs Mortgage Company (“GSMC”), as Issuing Bank. Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

The Company hereby requests that the Credit Agreement be amended as provided below.

Section 1. Amendment to Credit Agreement. The parties agree that, subject to the satisfaction of the conditions precedent to effectiveness set forth in Section 2 below and on and as of the First Amendment Effective Date (as defined below), the Credit Agreement is hereby amended by deleting Schedule I thereto and substituting therefor Schedule I attached hereto.

Section 2. Conditions to Effectiveness. Section 1 of this First Amendment to Credit Agreement (this “First Amendment”) shall be effective as of October 30, 2017 (the “First Amendment Effective Date”) when and if:

(i) the Company, the Issuing Bank and each Lender increasing its Commitment shall have executed and delivered to the Administrative Agent executed counterparts of this First Amendment;

(ii) the Administrative Agent shall have received one or more counterparts of the Amended and Restated Fee Letter, dated as of October 30, 2017 (the “Amended and Restated Fee Letter”), which amends the Fee Letter, duly executed by the Company and GSMC; and

(iii) the Administrative Agent shall have received (i) a certificate of the Secretary or an Assistant Secretary of the Company to the effect that the resolutions authorizing the execution, delivery and performance of the Credit Agreement, the Reimbursement Letter and the Fee Letter remain in full force and effect, have not been rescinded, amended or otherwise modified and authorize the amendments made in this First Amendment and the Amended and Restated Fee Letter, (ii) an opinion of either Jones Day, special counsel for the Company, or in-house counsel for the Company relating to the due authorization of this First Amendment and the Amended and Restated Fee Letter and (iii) a Company Certificate, certifying that the representations and warranties of the Company set forth in Section 3 below are true and correct on and as of the First Amendment Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and both immediately before and immediately after giving effect to the First Amendment no Default has occurred and is continuing, in the case of each of clauses (i), (ii), and (iii), all dated the First Amendment Effective Date and in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

The Administrative Agent shall provide the Company and the Lenders written notice immediately upon the occurrence of the First Amendment Effective Date.

Section 3. Representations and Warranties. The Company represents and warrants that (i) the representations and warranties contained in Article IV of the Credit Agreement, as amended hereby (with each reference therein to “this Agreement”, “hereunder”, any “Credit Document” and words of like import referring to the Credit Agreement or the Fee Letter being deemed to be a reference to this First Amendment, the Credit Agreement, as amended hereby, and the Fee Letter, as amended by the Amended and Restated Fee Letter), are true and correct in all material respects on and as of the date hereof as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and (ii) no event has occurred and is continuing, or would result from the execution and delivery of this First Amendment or the Amended and Restated Fee Letter, that constitutes a Default.

Section 4. Effect on the Credit Documents. The execution, delivery and effectiveness of this First Amendment and the Amended and Restated Fee Letter shall not operate as a waiver of any right, power or remedy of the Issuing Bank, any Lender or the Administrative Agent under any Credit Document, or constitute a waiver of any provision of any Credit Document. Except as expressly amended in this First Amendment and pursuant to the Amended and Restated Fee Letter, each Credit Document is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This First Amendment shall be binding on the parties hereto and their respective successors and permitted assigns under the Credit Agreement.

Section 5. Costs, Expenses and Taxes. The Company agrees to pay promptly all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this First Amendment and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

Section 6. Governing Law. This First Amendment shall be construed in accordance with and governed by the law of the State of New York.

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Section 7. Miscellaneous. This First Amendment shall constitute a Credit Document and shall be subject to the provisions of Article IX of the Credit Agreement, which is incorporated by reference herein, mutatis mutandis.

If you consent and agree to the foregoing, please evidence such consent and agreement by (i) executing and returning a counterpart to this First Amendment by facsimile or e-mail to Annie Sinofsky (fax no. 212-377-6077 / e-mail: fsinofsky@mosessinger.com) and (ii) promptly thereafter executing and returning four (4) original counterparts to this First Amendment by overnight mail to Moses & Singer LLP, 405 Lexington Avenue, New York, NY, 10174, Attention: Annie Sinofsky.

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Very truly yours, THE SHERWIN-WILLIAMS COMPANY, as Company

By	/s/ Jeffery J. Miklich
	Name:	Jeffrey J. Miklich
	Title:	Vice President and Treasurer

[Signature Page to First Amendment to Credit Agreement]

Consented and Agreed: GOLDMAN SACHS BANK USA, as Administrative Agent and as Lender

By:	/s/ David C. Bear
Name:	David C. Bear
Title:	Authorized Signatory

GOLDMAN SACHS MORTGAGE COMPANY, as Issuing Bank By: Goldman Sachs Real Estate Funding Corp., its General Partner

By:	/s/ Michael Rost
Name:	Michael Rost
Title:	Authorized Signatory

[Signature Page to First Amendment to Credit Agreement]

SCHEDULE I

TO

FIRST AMENDMENT TO CREDIT AGREEMENT

*    *    *    *    *    *

SCHEDULE I

TO

CREDIT AGREEMENT

Commitments

A.    During the period from and including the Effective Date to but excluding the First Amendment Effective Date.

Lender	Commitment
Goldman Sachs Bank USA	$250,000,000.00

Total:	$250,000,000.00

B.    During the period from and including the First Amendment Effective Date to and including the close of business on the Commitment Termination Date.

Lender	Commitment
Goldman Sachs Bank USA	$500,000,000.00

Total:	$500,000,000.00